Exhibit 10.1

SIXTH AMENDMENT TO AMENDED AND RESTATED

CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Sixth Amendment”) dated as of August 26, 2004, is made by and among Kforce Inc., formerly known as kforce.com, Inc., a Florida corporation (the “Borrower “), the Subsidiary Guarantors, the Lenders identified on the signature pages hereof and Bank of America, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement (as hereinafter defined).

W I T N E S S E T H

WHEREAS, the Borrower, the Subsidiary Guarantors, the Lenders and Bank of America, N.A., in its capacity as Administrative Agent, are parties to that certain Amended and Restated Credit Agreement dated as of November 3, 2000, as amended December 10, 2000, February 12, 2001, January 23, 2002, August 5, 2002 and December 5, 2002, (as at any time further amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested and the Lenders have agreed to amend certain terms of the Credit Agreement as set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Credit Agreement is hereby amended as follows:

(a) effective as of August 1, 2004, by deleting the definition of “Applicable Margin” set forth in Annex A to the Credit Agreement and by restating such definition as follows:

“Applicable Margin” means

(i)	with respect to Base Rate Revolving Loans and all other Obligations (other than LIBOR Rate Loans), -0-%; and

(ii)	with respect to LIBOR Revolving Loans, 1.75%.

Commencing on March 31, 2005, the foregoing Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by the Borrower’s consolidated financial performance with respect to the Borrower’s quarterly Financial Statements for the fiscal quarter ending March 31, 2005, and thereafter on the first day of the first calendar month that occurs more than 5 days after delivery of the Borrower’s quarterly Financial Statements to Lenders, in each case based on Borrower’s consolidated financial performance for the four (4) fiscal quarters then ending. Adjustments in Applicable Margins shall be determined by reference to the following grids:

If Funded Debt to EBITDA is	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans
≥ 3.5X	250 bps	25 bps
≥ 3.0X but < 3.5X	225 bps	0 bps
≥ 2.5X but < 3.0X	200 bps	0 bps
≥ 1.25X but < 2.5X	175 bps	0 bps
< 1.25X	150 bps	(25)bps

All adjustments in the Applicable Margins after March 31, 2005, shall be implemented quarterly on a prospective basis, for each calendar month commencing at least 5 days after the date of delivery to the Lenders of quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, the Borrower shall deliver to the Administrative Agent and the Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If a Default or Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, no reduction may occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

(c) by deleting the definition of “Borrowing Base” set forth in Annex A to the Credit Agreement and by restating such definition as follows:

“Borrowing Base” means, at any time, an amount equal to (a) the sum of (A) eighty-five 85% of the Net Amount of Eligible Accounts; plus (B) the lesser of the sum of (i) (y) 80% of the Net Amount of Eligible Non-Invoiced Accounts and (z) 50% of the Net Amount of Eligible Employee Placement Accounts up to an aggregate amount not to exceed at any time $2,000,000, or (ii) 35% of the aggregate Net Amount of Eligible Accounts, Eligible Non-Invoiced Accounts and Eligible Placement Accounts (as measured as of the last day of the most recent fiscal quarter of the Borrower and as of the date of the funding of any Acquisition Loan, whichever occurred most recently) minus (b) Reserves from time to time established by the Administrative Agent in its reasonable credit judgment.

(d) by deleting the definition of “ Net Amount of Eligible Accounts/ Net Amount of Eligible Non-Invoiced Accounts” set forth in Annex A to the Credit Agreement and by restating such definition as follows:

“Net Amount of Eligible Accounts/ Net Amount of Eligible Non-Invoiced Accounts/ Net Amount of Eligible Employee Placement Accounts” means, at any time, the gross amount of Eligible Accounts, Eligible Non-Invoiced Accounts or Eligible Employee Placement Accounts, as the case may be, less sales, excise or similar taxes, and less discounts, claims, credits, and allowances, accrued rebates, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.

(e) by adding the following new definitions to Annex A to the Credit Agreement in the proper alphabetical sequence:

“Collateral Availability” means at any time (a) the Borrowing Base minus (b) the Aggregate Revolver Outstandings.

“Eligible Employee Placement Accounts” means Accounts (a) which arise from placement fees earned by a Credit Party under written employee placement agreements in substantially the form present to Administrative Agent prior to the date of the Sixth Amendment and which are accrued on a Credit Party’s books and records but which have not been invoiced by such Credit party; (b) which remain uninvoiced for no longer than 30 days after the date on which a Credit Party shall have entered into an employee placement agreement with the applicable customer; (c) which are reflected on such Credit Party’s books and records in form reasonably acceptable to Administrative Agent; (d) except for clauses (a) and (b) above, would otherwise satisfy the criteria applicable to Eligible Accounts generally; and (e) which the Administrative Agent in the exercise of its reasonable commercial discretion determines to be Eligible Employee Placement Accounts.

“Sixth Amendment” means the Sixth Amendment to Amended and Restated Credit Agreement, dated as of August 26, 2004, among the Borrower, the Subsidiary Guarantors, the Lenders and the Administrative Agent.

(f) Section 2.6 of the Credit Agreement is hereby deleted in its entirety and restated as follows:

2.6 Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, for each Letter of Credit, a fee (the “Letter of Credit Fee”) equal to the Applicable Margin in respect of LIBOR Revolving Loans and to Administrative Agent for the benefit of the Letter of Credit Issuer a fronting fee of one quarter of one percent (0.25%) per annum of the undrawn face amount of each Letter of Credit, and to the Letter of Credit Issuer, all out-of-pocket costs, fees and expenses incurred by the Letter of Credit Issuer in connection with the application for, processing of, issuance of, or amendment to any Letter of Credit. The Letter of Credit Fee shall be payable monthly in arrears on the first day of each month following any month in which a Letter of Credit is outstanding and on the Termination Date. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(g) Sections 7.23 and 7.24 of the Credit Agreement are hereby deleted in their entirety and restated as follows:

7.23 EBITDA. The Borrower shall achieve EBITDA, on a consolidated basis, of not less than the amount indicated as of the last day of any fiscal quarter in which the Borrower fails to maintain Availability of at least $15,000,000 (the “Availability Threshold”) unless, after any date on which the Availability Threshold is not satisfied (any such date being a “Threshold Breach Date”), Borrower shall have (i) achieved the Availability Threshold within (10) ten days after such Threshold Breach Date and (ii) continued to maintain the Availability Threshold thereafter for each of the next 30 days:

Period Ending	EBITDA
The fiscal quarter ending December 31, 2002	$500,000
The two (2) fiscal quarters ending March 31, 2003	$1,000,000
The three (3) fiscal quarters ending June 30, 2003	$2,000,000
The four (4) fiscal quarters ending September 30, 2003	$6,000,000
The four (4) fiscal quarters ending December 31, 2003	$9,000,000
The four (4) fiscal quarters ending March 31, 2004	$10,000,000
The four (4) fiscal quarters ending June 30, 2004	$11,500,000
The four (4) fiscal quarters ending September 30, 2004	$12,500,000
The four (4) fiscal quarters ending December 31, 2004	$15,500,000
The four (4) fiscal quarters ending March 31, 2005	$16,000,000
The four (4) fiscal quarters ending June 30, 2005	$17,000,000
The four (4) fiscal quarters ending September 30, 2005	$18,000,000

7.24 Minimum Availability. The Borrower shall maintain Collateral Availability of not less than $10,000,000 at all times during the term of this Agreement. In addition to the foregoing, for each of the thirty (30) days following the funding of (i) a Securities Repurchase Loan or (ii) an Acquisition Loan, Borrower shall maintain Availability of not less than $15,000,000; provided, however, that if the Target Asset Inclusion Conditions are satisfied, assets of the Target shall be included in the calculation of Availability for purposes of clause (ii) hereof.

2. Conditions Precedent. The effectiveness of this Sixth Amendment is subject to the satisfaction of each of the following conditions (in form and substance satisfactory to the Administrative Agent):

(a) The Administrative Agent shall have received executed counterparts of this Sixth Amendment duly executed by the Credit Parties, the Administrative Agent and the Lenders; and

(b) The Administrative Agent shall have received such additional agreements, certificates or documents as it may reasonably request in connection with this Sixth Amendment.

3. Representations and Warranties. The Borrower and the Guarantors represent and warrant to the Administrative Agent and the Lenders that (i) the representations and warranties of the Credit Parties set out in Article 6 of the Credit Agreement are true and correct as of the date hereof (except those which expressly relate to an earlier period), (ii) no event has occurred and is continuing which constitutes a Default or Event of Default and (iii) no Credit Party has any counterclaims, offsets, credits or defenses to the Loan Documents and the performance of its obligations thereunder, or if any Credit Party has any such claims, counterclaims, offsets, credits or defenses to the Loan Documents or any transaction related to the Loan Documents, same are hereby waived, relinquished and released in consideration of the Lenders’ execution and delivery of this Sixth Amendment.

4. Guarantor Acknowledgments. The Guarantors (i) acknowledge and consent to all of the terms and conditions of this Sixth Amendment, (ii) affirm all of their obligations under the Loan Documents and (iii) agree that this Sixth Amendment and all documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under Article 13 of the Credit Agreement or the other Loan Documents.

5. Authorization. The Borrower and the Guarantors hereby represent and warrant to the Administrative Agent and the Lenders as follows:

(i) Each Credit Party has taken all necessary action to authorize the execution, delivery and performance of this Sixth Amendment.

(ii) This Sixth Amendment has been duly executed and delivered by the Credit Parties and constitutes each of the Credit Parties’ legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(iii) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Credit Party of this Sixth Amendment.

6. No Novation; Etc. Except as modified hereby, all of the terms and provisions of the Credit Agreement (including Schedules and Exhibits) and the other Loan Documents, and the obligations of the Credit Parties under the Credit Agreement and the other Loan Documents, are hereby ratified and confirmed. This Sixth Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement and the other Loan Documents as herein modified shall continue in full force and effect.

7. Counterparts. This Sixth Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Sixth Amendment to produce or account for more than one such counterpart.

8. Governing Law. This Sixth Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Georgia.

WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Sixth Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	KFORCE INC., formerly known as KFORCE.COM, INC., a Florida corporation By: /s/ Judy Genshino Name: Judy Genshino Title: Assistant Treasurer

GUARANTORS:	KFORCE AIRLINES, INC., a Florida corporation By: /s/ Judy Genshino Name: Judy Genshino Title: Assistant Treasurer

ROMAC INTERNATIONAL, INC., a Florida corporation By: /s/ Judy Genshino Name: Judy Genshino Title: Assistant Treasurer

KFORCE.COM, INC., formerly known as Kforce, Inc. By: /s/ Judy Genshino Name: Judy Genshino Title: Assistant Treasurer

[Signatures continue on following page]

TKO PERSONNEL, INC. By: /s/ Judy Genshino Name: Judy Genshino Title: Assistant Treasurer

AGENT:	BANK OF AMERICA, N.A., as Administrative Agent By: /s/ Mark Herdman Name: Mark Herdman Title: Vice President

LENDERS:	BANK OF AMERICA, N.A., individually in its capacity as a Lender By: /s/ Mark Herdman Name: Mark Herdman Title: Vice President

FLEET CAPITAL CORPORATION By: /s/ Christopher Nairne Name: Christopher Nairne Title: Vice President

THE CIT GROUP/BUSINESS CREDIT, INC. By: /s/ John Bohan Name: John Bohan Title: Vice President

PNC BANK, NATIONAL ASSOCIATION By: /s/ Jay Stein Name: Jay Stein Title: Vice President